EXHIBIT 5.1


November 5, 2002


Long Beach Securities Corp.
1100 Town & Country Road
Suite 1600
Orange, CA 92868

         Re:      Long Beach Mortgage Loan Trust 2002-5

Ladies and Gentlemen:

     We have acted as counsel for Long Beach Mortgage Company, as seller (in such capacity, the "Seller") and as master servicer (in such capacity, the "Master Servicer"), and Long Beach Securities Corp., as depositor (the "Depositor"), in connection with the:

     (1) Mortgage Loan Purchase Agreement, dated October 31, 2002 (the "Mortgage Loan Purchase Agreement"), between the Seller and the Depositor;

     (2) Pooling and Servicing Agreement, dated as of November 1, 2002 (the "Pooling and Servicing Agreement"), among the Depositor, the Master Servicer, Federal National Mortgage Association ("Fannie Mae") and Deutsche Bank National Trust Company as trustee, and the certificates issued pursuant thereto designated as Asset-Backed Certificates, Series 2002-5 (collectively, the "Certificates");

     (3) Underwriting Agreement, dated October 30, 2002 (the "Underwriting Agreement"), among the Depositor, the Seller, Greenwich Capital Markets, Inc. and UBS Warburg LLC, pursuant to which (i) the Class A-2 Certificates, the Class S-2 Certificates and the Mezzanine Certificates (collectively, the "Offered Certificates") and (ii) the Fannie Mae Guaranteed Grantor Trust Pass-Through Certificates issued by Fannie Mae to the Depositor will be purchased from the Depositor by the Underwriters; and

     (4)  Prospectus  Supplement,   dated  October  31,  2002  (the  "Prospectus
Supplement").

     The Mortgage Loan Purchase Agreement, the Pooling and Servicing Agreement and the Underwriting Agreement are collectively referred to herein as the "Agreements". Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

                                                                November 5, 2002
                                                                          Page 2
                                       I.

     We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the above documents and such other documents as we have deemed necessary, including, where we have deemed appropriate, representations or certifications of officers of parties to the Agreements or public officials.

                                      II.

     We have also assumed the following, without making any inquiry into the reasonableness or validity thereof:

     (a) Each of the parties to the Agreements (other than the Depositor, the Seller and Master Servicer) (the "Other Parties") has all necessary power and authority to execute and deliver, and perform its obligations under, each of the Agreements to which it is a party.

     (b) Each of the Agreements is a valid and binding obligation of each of the Other Parties, enforceable against each of the Other Parties in accordance with its terms.

     (c) There are no facts or circumstances relating to any of the Other Parties (for example, regulatory prohibitions or the failure to qualify to do business) that might prevent any Other Party from enforcing any of the rights to which our opinion relates.

                                      III.

     This opinion is limited to United States federal law and New York state law. The opinion set forth in paragraph 3 of Part IV is limited to Sections 860A through 860G (the "REMIC Provisions") of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to a real estate mortgage investment conduit ("REMIC"), applicable regulations thereunder and current judicial and administrative authority with respect thereto. We disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

     With respect to the opinion set forth in paragraph 3 of Part IV, it should be noted that no ruling has been sought from the Internal Revenue Service as to the federal tax treatment of the Certificates or of any REMIC. The opinion represents only our best judgment as to the likely outcome if the issues were properly presented in a court of competent jurisdiction and is not binding on the Internal Revenue Service or the courts or any government body.

                                                                November 5, 2002
                                                                          Page 3

                                      IV.

     Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for our opinion, and subject to the limitations and qualifications expressed below, it is our opinion that:

     1. The Pooling and Servicing Agreement, assuming the authorization, execution and delivery thereof by the parties thereto, will constitute a valid and binding obligation under New York state law of the Depositor, enforceable against the Depositor in accordance with its terms.

     2. The Offered Certificates, when duly executed and authenticated in accordance with the Pooling and Servicing Agreement, assuming the execution, authentication and delivery in accordance with the Pooling and Servicing Agreement and the delivery thereof and payment therefor in accordance with the Underwriting Agreement, will be validly issued and outstanding and will be entitled to the benefits of the Pooling and Servicing Agreement.

     3. Assuming that (i) a REMIC  election is made timely in the required form,
(ii) the Master Servicer, any Sub-Servicer and the Trustee comply with all provisions of the Pooling and Servicing Agreement and (iii) there is continued compliance with applicable provisions of the Code, as it may be amended from time to time, and applicable Treasury regulations issued thereunder, then (a) REMIC 1, REMIC 2, REMIC 3, REMIC 4, REMIC C-X and REMIC P-X (as such terms are defined in the Pooling and Servicing Agreement) will each qualify as a REMIC within the meaning of the REMIC Provisions, and (b) for federal income tax purposes, each of the Class A Certificates, the Class S Certificates, the Mezzanine Certificates, the Class C Certificates and the Class P Certificates (exclusive of any right of any holder to receive payments from a Reserve Fund) will represent ownership of "regular interests" in a REMIC and will be treated as debt instruments of a REMIC, the Class R Certificates will represent ownership of the sole class of "residual interests" in each of the first four REMICs listed above, and the Class R-CX Certificates will represent ownership of the sole class of "residual interests" in REMIC C-X and the Class R-PX Certificates will represent ownership of the sole class of "residual interests" in REMIC P-X, in each case within the meaning of the REMIC Provisions in effect on the date hereof.

                                       V.

     We further advise you that:

     (a) As noted, the enforceability of each of the Agreements is subject to the effect of general principles of equity. These principles include, without limitation, concepts of commercial reasonableness, materiality and good faith and fair dealing. As applied to the Agreements, these principles will require the Other Parties to act reasonably, in good faith and in a manner that is not arbitrary or capricious in the administration and enforcement of the Agreements

                                                                November 5, 2002
                                                                          Page 4



and will preclude the Other Parties from invoking penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

     (b) The  enforceability  of the Agreements is subject to the effects of (i)
Section 1-102 of the Uniform Commercial Code as adopted in New York (the "New York UCC"), which provides that obligations of good faith, diligence, reasonableness and care prescribed by the New York UCC may not be disclaimed by agreement, although the parties may by agreement determine the standards by which the performance of such obligations is to be measured if those standards are not manifestly unreasonable, (ii) Section 1-203 of the New York UCC, which imposes an obligation of good faith in the performance or enforcement of a contract and (iii) legal principles under which a court may refuse to enforce, or may limit the enforcement of, a contract or any clause of a contract that a court finds as a matter of law to have been unconscionable at the time it was made.

     (c) Provisions of any agreement requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

     (d) The effectiveness of indemnities, rights of contribution, exculpatory provisions and waivers of the benefits of statutory provisions may be limited on public policy grounds.

     (e) Provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy or the election of some particular right or remedy does not preclude recourse to one or more rights or remedies may not be enforceable under certain circumstances.

     (f) Our opinions set forth above with respect to the enforceability of any right or obligation under any of the Agreements are subject, as to enforcement, to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights and
(ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.


                                      VI.

     We hereby consent to the filing of this opinion letter as an Exhibit to the Current Report of the Registrant on Form 8-K and to Registration Statement No. 333-90550, as filed by the Depositor on June 25, 2002 with the Securities and Exchange Commission (the "Registration Statement"), to the use of our name in the Prospectus and Prospectus Supplement under the heading "Legal Matters" and to the filing of this opinion letter as an exhibit to any application made by or on behalf of the Registrant or any dealer in connection with the registration or qualification of the Certificates under the securities law of any State of the United States or other jurisdiction, without admitting that we are "persons" within the meaning of Section 7(a) or 11(a)(4) of the Securities Act of 1933, as

                                                                November 5, 2002
                                                                          Page 5




amended, or "experts" for the purposes of Section 11 thereof, with respect to any portion of the Registration Statement.

                                         Very truly yours,


                                        /s/ Heller Ehrman White & McAuliffe LLP